UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               The Wet Seal, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    961840105
                                    ---------
                                 (CUSIP Number)



                                  June 29, 2004
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [  ]   Rule 13d-1(b)
            [X ]   Rule 13d-1(c)
            [  ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                            --------------------------
  CUSIP No. 961840105                 13G             Page  2  of  10  Pages
            ---------                                      ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Advisors, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       2,054,769 (including 527,319 shares issuable upon exercise of
OWNED              warrants) (see Item 4)
BY             -----------------------------------------------------------------
EACH             7 SOLE DISPOSITIVE POWER
REPORTING
PERSON             0
WITH           -----------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.4% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
  CUSIP No. 961840105                 13G             Page  3  of  10  Pages
            ---------                                      ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Management, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       2,054,769 (including 527,319 shares issuable upon exercise of
OWNED              warrants) (see Item 4)
BY            ------------------------------------------------------------------
EACH             7 SOLE DISPOSITIVE POWER
REPORTING
PERSON             0
WITH          ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.4% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
  CUSIP No. 961840105                 13G             Page  4  of  10  Pages
            ---------                                      ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       S.A.C. Capital Associates, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]

                                                                 (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Anguilla, British West Indies
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       2,054,769 (including 527,319 shares issuable upon exercise of
OWNED              warrants) (see Item 4)
BY            ------------------------------------------------------------------
EACH             7 SOLE DISPOSITIVE POWER
REPORTING
PERSON             0
WITH          ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.4% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
  CUSIP No. 961840105                 13G             Page  5  of  10  Pages
            ---------                                      ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven A. Cohen
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]

                                                                 (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       2,054,769 (including 527,319 shares issuable upon exercise of
OWNED              warrants) (see Item 4)
BY            ------------------------------------------------------------------
EACH             7 SOLE DISPOSITIVE POWER
REPORTING
PERSON             0
WITH          ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,054,769 (including 527,319 shares issuable upon exercise of warrants) (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.4% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)          Name of Issuer:
                   --------------

                   The Wet Seal, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   26972 Burbank
                   Foothill Ranch, California 92610

Items 2(a)         Name of Person Filing:
                   ---------------------

                   This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of Class A common stock, $.01 par value per share ("Shares"), of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates; (iii) SAC Capital Associates with respect to Shares beneficially owned by it; and
                   (iv) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management and SAC Capital Associates.

Item 2(b)          Address of Principal Business Office:
                   ------------------------------------

                   The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

Item 2(c)          Citizenship:
                   -----------

                   SAC Capital Advisors and SAC Capital Management are Delaware limited liability companies. SAC Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

Item 2(d)          Title of Class of Securities:
                   ----------------------------

                   Class A Common Stock, $.10 par value

Item 2(e)          CUSIP Number:
                   ------------

                   961840105

Item 3             Not Applicable

Item 4             Ownership:
                   ---------

                   As of the close of business on July 8, 2004:

                   1. S.A.C. Capital Advisors, LLC
                   (a) Amount beneficially owned: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (b) Percent of class: 6.4%
                   (c)(i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                   2,054,769 (including 527,319 shares issuable upon exercise of warrants)

                   2. S.A.C. Capital Management, LLC
                   (a) Amount beneficially owned: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (b) Percent of class: 6.4%
                   (c)(i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                   2,054,769 (including 527,319 shares issuable upon exercise of warrants)

                   3. S.A.C. Capital Associates, LLC
                   (a) Amount beneficially owned: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (b) Percent of class: 6.4%
                   (c)(i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                   2,054,769 (including 527,319 shares issuable upon exercise of warrants)

                   4. Steven A. Cohen
                   (a) Amount beneficially owned: 2,054,769 (including
                   527,319 shares issuable upon exercise of warrants)
                   (b) Percent of class: 6.4%
                   (c)(i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 2,054,769 (including 527,319 shares issuable upon exercise of warrants)
                   (iii) Sole power to dispose or direct the disposition: -0-

                   (iv) Shared power to dispose or direct the disposition:
                   2,054,769 (including 527,319 shares issuable upon exercise of warrants)

                   SAC Capital Advisors, SAC Capital Management, and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Mr. Cohen controls both SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 2,054,769 Shares (including 527,319 shares issuable upon exercise of warrants) (constituting approximately 6.4% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


Item 5             Ownership of Five Percent or Less of a Class:
                   --------------------------------------------

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6             Ownership of More than Five Percent on Behalf of
                   -------------------------------------------------
                   Another Person:
                   --------------

                   Not Applicable

Item 7             Identification and Classification of the
                   ----------------------------------------
                   Subsidiary Which Acquired the Security Being
                   --------------------------------------------
                   Reported on By the Parent Holding Company:
                   -----------------------------------------

                   Not Applicable


Item 8             Identification and Classification of Members
                   ---------------------------------------------
                   of the Group:
                   ------------

                   Not Applicable

Item 9             Notice of Dissolution of Group:
                   ------------------------------

                   Not Applicable

Item 10            Certification:
                   -------------

                   By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 9, 2004

S.A.C. CAPITAL ADVISORS, LLC


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person